CECIL BANCORP, INC.
TO DEREGISTER ITS COMMON STOCK

Elkton, Maryland/December 31, 2013 – Cecil Bancorp, Inc. (OTCBB: CECB), today announced that it plans to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.  This decision was made in accordance with the new deregistration thresholds for bank holding companies contained in the Jumpstart Our Business Startups Act or JOBS Act.  Since the Company has fewer than 1,200 holders of record of its stock, it is able to deregister its common stock under the new rules.

The Company is taking this action in order to reduce the legal, accounting and administrative costs associated with being a reporting company.  Terrie G. Spiro, President and Chief Executive Officer, said “The decision by the Board of Directors to deregister was made after careful consideration of the advantages and disadvantages of being a public reporting company and the high costs and demands on management’s time arising from compliance with our ongoing reporting requirements, including the costs associated with Sarbanes-Oxley and Dodd-Frank compliance and other reporting requirements.”

The Company’s deregistration will be effective 90 days after the date of filing the Form 15, expected in January 2014.  Upon filing the Form 15, the Company’s obligation to file certain reports and forms, including Forms 10-K, Forms 10-Q and Forms 8-K, will be suspended.

The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration.  No guarantee, however, can be made that a trading market in the Company’s common stock through any over-the-counter market will be maintained.

The Company intends to continue to provide shareholders with financial information on a quarterly basis and annual basis through its website: www.cecilbank.com.  In addition, the Company will continue to provide financial reports to the Federal Deposit Insurance Corporation and the Federal Financial Institutions Examination Council, as required.

Forward Looking Statements

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those currently anticipated due to a number of factors, including, but not limited to, the Company’s ability to realize anticipated costs savings from its deregistration; the ability to timely and effectively implement its deregistration plans; potential adverse effects on share price and liquidity following the Company’s delisting as well as more general business and financial risks, including the risks detailed from time to time in its filings under the Securities Exchange Act of 1934.  The Company undertakes no obligation to update any forward-looking statements.